Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
ASTROTECH REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS
•	GAAP results: net loss of $0.7 million, or $(0.04) per diluted share for the quarter ended September 30, 2011

•	Astrotech Space Operations (“ASO”), the Company’s core business, supported three missions which launched in the first quarter 2012: Juno, HTV-2 and GRAIL

•	GAAP cash flow of $1.4 million for the quarter ended September 30, 2011 resulting in a cash increase to $16.4 million in cash and cash equivalents at September 30, 2011
Austin, Texas, November 14, 2011 — Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services, today announced financial results for its fiscal year 2012 first quarter ended September 30, 2011.
“We are, and will continue to be, focused on cost reduction and cost avoidance in order to advance ASO and fund corporate growth and shareholder value,” said Thomas B. Pickens III, Chairman and CEO of Astrotech Corporation. “Moreover, we continue to see future demand for our payload processing services coupled with opportunities for the design and fabrication of GSE. This results in our 18-month rolling backlog of nearly $39 million.”
First Quarter Results
The Company posted a first quarter fiscal year 2012 net loss of $0.7 million, or $(0.04) per diluted share on revenue of $4.8 million compared with a first quarter fiscal year 2011 net loss of $1.2 million, or $(0.07) per diluted share on revenue of $5.3 million.
Update of Ongoing Operations
The Company’s 18-month rolling backlog, which includes contractual backlog, scheduled but uncommitted missions, and the design and fabrication of GSE, was $38.9 million at September 30, 2011. The majority at ASO consists of pre-launch satellite processing services, which include hardware launch preparation, advance planning, use of unique satellite preparation facilities and spacecraft checkout, encapsulation, fueling, and transport and design and fabrication of equipment and hardware for space launch activities at our Titusville, Florida and VAFB locations.
In addition to providing support for missions in process at our facilities in Florida and California, ASO supported three successful launches during the first quarter, including NASA’s Juno mission to Jupiter, DARPA’s Falcon Hypersonic Technology Vehicle 2 (HTV-2) and NASA’s Gravity Recovery and Interior Laboratory (GRAIL) mission.
Financial Position and Liquidity
Working capital was $5.8 million as of September 30, 2011, which included $16.4 million in cash and cash equivalents and $1.4 million of accounts receivable. Of the $16.4 million in cash at September 30, 2011, $0.7 million was obligated to fund the 1st Detect Miniature Mass Spectrometer under the funding received from the Texas Enterprise Technology Fund.

About Astrotech Corporation
Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our ASO business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough Miniature Chemical Detector, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.
This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, the ability to expand ASO, the availability of capital for reinvestment in growth initiatives, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
FOR MORE INFORMATION:
John Porter
Chief Financial Officer
Astrotech Corporation
512.485.9530

Tables follow
ASTROTECH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2011	2010
	(unaudited)
Revenue	$4,840	$5,306
Cost of revenue	2,926	3,486

Gross profit	1,914	1,820

Operating expenses:
Selling, general and administrative	1,929	2,307
Research and development	758	823

Total operating expenses	2,687	3,130

Loss from operations	(773)	(1,310)
Interest and other expense, net	(74)	(103)

Loss before income taxes	(847)	(1,413)

Income tax expense	(5)	(6)

Net loss	(852)	(1,419)

Less: Net loss attributable to noncontrolling interest	(186)	(256)

Net loss attributable to Astrotech Corporation	$(666)	$(1,163)

Net loss per share attributable to Astrotech Corporation, basic	$(0.04)	$(0.07)

Weighted average common shares outstanding, basic	18,120	17,362

Net loss per share attributable to Astrotech Corporation, diluted	$(0.04)	$(0.07)

Weighted average common shares outstanding, diluted	18,120	17,362

*	Noncontrolling interest resulted from grants of restricted stock in 1st Detect and Astrogenetix to certain employees, officers and directors. Please refer to the September 30, 2011 10-Q filed with the Securities and Exchange Commission for further detail.

ASTROTECH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2011	2011
	(unaudited)
Assets
Cash and cash equivalents	$16,386	$14,994
Accounts receivable, net	1,423	2,429
Prepaid expenses and other current assets	1,069	963

Total current assets	18,878	18,386

Property, plant, and equipment, net	37,968	38,418
Long-term note receivable	675	675
Other assets, net	126	141

Total assets	$57,647	$57,620

Liabilities and stockholders’ equity
Current liabilities	$13,102	13,366
Long-term liabilities	6,595	6,696
Stockholders’ equity	37,950	37,558

Total liabilities and stockholders’ equity	$57,647	$57,620

ASTROTECH CORPORATION AND SUBSIDIARIES
Unaudited Reconciliation of Non-GAAP Measures
(In thousands)
Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months
	Ended September 30,
	2011	2010
EBITDA	$(195)	$(760)

Depreciation & amortization	592	550
Interest and other expense, net	60	103
Income tax expense	5	6

Net loss	(852)	(1,419)

Net loss attributable to noncontrolling interest	(186)	(256)

Net loss attributable to Astrotech Corporation	$(666)	$(1,163)

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-U.S. GAAP financial measure. We included information concerning EBITDA because we use such information when evaluating operating earnings (loss) to better evaluate the underlying performance of the Company. EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA is frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies.
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